As filed with the Securities and Exchange Commission on May 6, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCBEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	71-0673405
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8401 McClure Drive Fort Smith, Arkansas 72916 (Address of Principal Executive Office)	72916 (Zip Code)

ARCBEST CORPORATION OWNERSHIP INCENTIVE PLAN

(Full title of the plan)

Michael R. Johns
Vice President, General Counsel and Corporate Secretary

ArcBest Corporation
8401 McClure Drive
Fort Smith, Arkansas 72916

(Name and address of agent for service)

(479) 785-6000

(Telephone number, including area code, of agent for service)

Copies to:

Alan J. Bogdanow

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

(214) 220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share	1,775,000 shares	$30.48	$54,102,000	$6,557.16

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of ArcBest Corporation (the “Registrant”) that may be issued pursuant to stock splits, stock dividends or similar transactions.

(2)         The Registrant is filing this Registration Statement to register an additional 1,775,000 shares of Common Stock that may be delivered with respect to the ArcBest Corporation Ownership Incentive Plan, previously known as the ArcBest Corporation 2005 Ownership Incentive Plan (the “Plan”).

(3)         Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and Rule 457(h) under the Securities Act.  The offering price and registration fee are based on a price of $30.48 per share, which price is the average of the high and low prices of the Common Stock reported on The NASDAQ Global Select Market on May 1, 2019.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement is being filed in accordance with General Instruction E to Form S-8 to register 1,775,000 additional shares of Common Stock that may be issued pursuant to the Plan and for which previously filed Registration Statements on Form S-8 are effective (the “Prior Registration Statements”). Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements as filed with the Securities Exchange Commission (the “Commission”) on July 29, 2005 (File No. 333-127055) and June 1, 2011 (File No. 333-174637), are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                          Plan Information.*

Item 2.                          Registrant Information and Employee Plan Annual Information.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. The Registrant will send or give to all participants in the Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. The Registrant has not filed such documents with the Commission, but such documents, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been filed with the Commission by the Registrant, are hereby incorporated by reference into this Registration Statement and made a part hereof:

•                                       The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 28, 2019.

•                                          All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2018.

•                                       The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 20, 1992 (including any amendments or reports filed with the Commission for the purpose of updating such description).

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  For the avoidance of doubt, information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K shall not be deemed incorporated by reference herein or otherwise to form a part hereof.

Item 4.   Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Not applicable.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The following is a list of all exhibits filed as a part of this Registration Statement, including those incorporated herein by reference.

Exhibit No.	Description

4.1

Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on February 28, 2019, Commission File No. 000-19969, and incorporated herein by reference).

4.2

Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 24, 2009, Commission File No. 000-19969, and incorporated herein by reference).

4.3

Fifth Amended and Restated Bylaws of the Registrant dated as of October 31, 2016 (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on November 4, 2016, Commission File No. 000-19969, and incorporated herein by reference).

4.4

Certificate of Ownership and Merger, effective May 1, 2014, as filed on April 29, 2014 with the Secretary of State of the State of Delaware (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on April 30, 2014, File No. 000-19969, and incorporated herein by reference).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

99.1*	ArcBest Corporation Ownership Incentive Plan.

*filed herewith

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas, on May 6, 2019.

ARCBEST CORPORATION

By:	/s/ Michael R. Johns
Michael R. Johns
Vice President — General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Judy R. McReynolds, David R. Cobb, and Michael R. Johns, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Judy R. McReynolds	Chairman, President and Chief Executive Officer and Principal Executive Officer	April 30, 2019
Judy R. McReynolds

/s/ David R. Cobb	Vice President — Chief Financial Officer and Principal Financial Officer	April 30, 2019
David R. Cobb

/s/ Traci L. Sowersby	Vice President — Controller and Principal Accounting Officer	April 30, 2019
Traci L. Sowersby

/s/ Eduardo F. Conrado	Director	April 30, 2019
Eduardo F. Conrado

/s/ Stephen E. Gorman	Director	April 30, 2019
Stephen E. Gorman

/s/ Michael P. Hogan	Director	April 30, 2019
Michael P. Hogan

/s/ William M. Legg	Director	April 30, 2019
William M. Legg

/s/ Kathleen D. McElligott	Director	April 30, 2019
Kathleen D. McElligott

/s/ Craig E. Philip	Director	April 30, 2019
Craig E. Philip

/s/ Steven L. Spinner	Director	April 30, 2019
Steven L. Spinner

/s/ Janice E. Stipp	Director	April 30, 2019
Janice E. Stipp